Exhibit 99

Contact:	Randall Oliver (media) (323) 869-7607 randall.oliver@smartandfinal.com

Richard Phegley (investors) (323) 869-7779 rick.phegley@smartandfinal.com

SMART & FINAL FIRST QUARTER 2004 INCOME FROM CONTINUING

OPERATIONS INCREASES OVER 140 PERCENT FROM PRIOR YEAR

•	First Quarter Same Stores Sales Increase 18.9 Percent

•	Continuing Strong Same Store Sales Growth of 7.2 Percent Excluding Impact of Southern California Grocery Strike

LOS ANGELES, April 12, 2004 – Smart & Final Inc. (NYSE – SMF) today reported income from continuing operations of $6.6 million for the twelve-week quarter ended March 21, 2004, an increase of $3.9 million, or 141 percent, from prior year first quarter income from continuing operations of $2.7 million. On a per diluted share basis, income from continuing operations was $0.21, a $0.12 increase from the $0.09 per diluted share reported in the first quarter of 2003.

Sales from continuing operations in the current year first quarter were $423.5 million, an increase of 19.4 percent over prior year first quarter sales of $354.6 million. First quarter 2004 comparable store sales increased by 18.9 percent, with sales continuing to benefit from the effect of the labor action against the three largest southern California retail supermarket chains. The company estimates that approximately $40 million of the first quarter sales increase resulted from the labor action which was settled in late February 2004. The company estimates that approximately 105 of its 230 stores were favorably impacted by the labor action.

Ross Roeder, chairman and chief executive officer, stated, “Our first quarter sales and income performance was outstanding. Even excluding the estimated effect of the southern California grocers strike, our same store sales grew at a robust 7 percent, reflecting strong store performance in all regions and both of our store concepts.”

Roeder added, “Although the labor action was concluded during the first quarter, its duration provided us with the opportunity to connect with thousands of new customers, and we believe that a significant proportion will continue to visit Smart & Final stores in the months ahead.”

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Smart & Final Inc. First Quarter 2004

Gross margin from continuing operations increased $15.3 million or 26.5 percent, to $73.0 million for the quarter. The increase in gross margin was primarily related to the sharp increase in sales and to a lesser extent the effect of adopting a new accounting pronouncement in 2003. As a percentage of sales, gross margin increased to 17.2 percent for first quarter 2004 compared to 16.3 percent for first quarter 2003. The increase resulted from improvement in inventory shrinkage rates, lower occupancy costs as a percentage of sales, and the effect of adopting the new accounting pronouncement.

Operating and administrative expenses from continuing operations increased $7.7 million or 15.3 percent to $58.1 million for the quarter as compared to $50.4 million for the prior year quarter. The increase was largely attributable to increased labor costs, fringe benefit and incentive compensation costs, information systems costs and legal expenses. As a percentage of sales, operating and administrative expenses decreased to 13.7 percent for the 2004 first quarter from 14.2 percent for the first quarter 2003. The decrease is primarily attributable to the sharp increase in sales realized during the first quarter 2004.

Interest expense increased to $3.7 million for this quarter as compared to $2.8 million for the prior year quarter. The increase was primarily due to adoption of an accounting pronouncement as referenced below, partially offset by lower interest expense from reduced debt. At the end of the first quarter 2004, the outstanding balance on the company’s revolving credit facility was $60.0 million as compared to $124.8 million at the end of the first quarter of 2003, a year-to-year reduction of 51.9 percent.

Roeder added, “Partly as a result of the very strong sales trends, we have shown considerable improvement in both margin and expense rates when compared to the prior year. While the competitive environment may intensify in the upcoming months, we are focused on maintaining sales growth momentum and a careful approach to operating costs.”

In the first quarter 2004, the company recorded an after-tax loss of $0.4 million from the effect of discontinued operations, largely representing the wind-down of broadline foodservice distribution operations in northern California and Florida, and the divestiture of its retail stores operation in the Florida market.

Including the effect of discontinued operations, net income for the twelve-week quarter ended March 21, 2004 was $6.2 million, or $0.20 per diluted share. First quarter 2003 net income was $0.2 million or $.01 per diluted share.

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Smart & Final Inc. First Quarter 2004

Roeder added, “Following last year’s strategic repositioning, the underlying strength of our stores businesses is now more clearly seen in this quarter’s operational and financial results.”

For the first quarter 2004, the company’s net cash flow from continuing operations was $0.7 million, a decrease of $17.9 million from the 2003 first quarter level. As anticipated, during the first quarter, the company utilized cash to increase inventory levels to support the higher sales, fund the payment of a litigation settlement, and pay certain 2003 incentive compensation.

One new store in Phoenix, Ariz. was opened during the first quarter. On a continuing operations basis, at the end of 2004 first quarter the company operated 230 stores compared with 228 stores at the end of 2003 first quarter.

Supplemental Disclosure

In the second quarter of 2003, the company adopted Financial Accounting Standards Board Interpretation (“FIN”) No. 46 “Consolidation of Variable Interest Entities” which required the consolidation by the company of a real estate synthetic lease facility not previously consolidated. In accordance with the provisions of FIN No. 46, the company has recorded approximately $1.8 million of costs as interest expense in the first quarter 2004 that prior to adoption were recorded in cost of sales as rental expense. In addition pursuant to FIN No. 46, the company recorded in the first quarter 2004 approximately $0.3 million of depreciation expense in cost of sales that prior to adoption was not recorded. When compared to the prior year first quarter, the net effect of adopting FIN No. 46 to the first quarter of 2004 was to increase the gross margin as a percentage of sales by 0.4 percent.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 230 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

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Smart & Final Inc. First Quarter 2004

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

STANDARD PRESS RELEASE CALL INFO

A telephone conference call with Smart & Final’s senior management will be held on Tuesday, April 13, 2004 at 7:30 a.m. Pacific Daylight Time. The conference call is available in a listen-only mode through www.CCBN.com. Replays of the conference call will also be available.

INVESTOR LIST PRESS RELEASE CALL INFO

A telephone conference call with Smart & Final’s senior management will be held on Tuesday, April 13, 2004 at 7:30 a.m. Pacific Daylight Time. To participate, call (415) 908-6293. A 24-hour replay of the conference call will be available after 10:00 a.m. Pacific time by calling (800) 633-8284 and entering reservation code 2119-0464. Replays of the conference call will also be available through www.CCBN.com

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SMART & FINAL INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	March 21, 2004	December 28, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,932	$50,949
Accounts receivable, less allowance for doubtful accounts of $348 in 2004 and $307 in 2003	12,444	15,524
Inventories	127,305	123,428
Prepaid expenses and other current assets	21,621	27,069
Deferred tax assets	16,512	16,660
Assets of discontinued operations	3,795	4,681

Total current assets	233,609	238,311
Property, plant and equipment:
Land	66,798	68,042
Buildings and improvements	63,069	64,237
Leasehold improvements	111,923	113,388
Fixtures and equipment	179,783	179,079

	421,573	424,746
Less – Accumulated depreciation and amortization	182,363	177,706

Net property, plant and equipment	239,210	247,040
Assets under capital leases, net of accumulated amortization of $9,699 in 2004 and $9,417 in 2003	3,644	3,926
Goodwill	34,775	34,775
Deferred tax assets	16,123	16,123
Other assets	52,270	55,350

Total assets	$579,631	$595,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital leases	$61,970	$61,964
Accounts payable	86,239	94,402
Accrued salaries and wages	10,631	15,827
Other accrued liabilities	37,372	45,646
Liabilities of discontinued operations	4,497	7,296

Total current liabilities	200,709	225,135
Long-term liabilities:
Obligations under capital leases	4,084	4,511
Notes payable	53,477	53,496
Notes payable to affiliate	33,168	33,173
Other long-term liabilities	25,389	25,253
Workers’ compensation reserve, postretirement and postemployment benefits	42,049	40,380

Total long-term liabilities	158,167	156,813
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value (authorized 10,000,000 shares; no shares issued)	—	—
Common stock, $0.01 par value (authorized 100,000,000 shares; 30,010,271 shares issued and outstanding in 2004 and 29,922,821 in 2003)	300	299
Additional paid-in capital	208,123	207,296
Notes receivable for common stock	(91)	(100)
Accumulated other comprehensive loss	(9,737)	(9,881)
Retained earnings	22,160	15,963

Total stockholders’ equity	220,755	213,577

Total liabilities and stockholders’ equity	$579,631	$595,525

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Twelve Weeks Ended
	March 21, 2004	March 23, 2003
	(Unaudited)
Sales	$423,473	$354,637
Cost of sales, buying and occupancy	350,498	296,963

Gross margin	72,975	57,674
Operating and administrative expenses	58,110	50,399

Income from operations	14,865	7,275
Interest expense, net	3,689	2,754

Income from continuing operations before provision for income taxes	11,176	4,521
Income tax provision	(4,474)	(1,797)
Equity (loss) earnings in unconsolidated subsidiary	(106)	11

Income from continuing operations	6,596	2,735
Discontinued operations, net of tax	(399)	(2,572)

Net income	$6,197	$163

Earnings per common share:
Earnings per common share from continuing operations	$0.22	$0.09
Loss per common share from discontinued operations	(0.01)	(0.09)

Earnings per common share	$0.21	$0.01

Weighted average common shares	29,870,909	29,728,233

Earnings per common share, assuming dilution:
Earnings per common share, assuming dilution, from continuing operations	$0.21	$0.09
Loss per common share, assuming dilution, from discontinued operations	(0.01)	(0.09)

Earnings per common share, assuming dilution	$0.20	$0.01

Weighted average common shares and common share equivalents	31,259,320	29,734,260

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF INCOME

AS A PERCENTAGE OF SALES

	Twelve Weeks Ended
	March 21, 2004	March 23, 2003
	(Unaudited)
Sales	100.0%	100.0%
Cost of sales, buying and occupancy	82.8	83.7

Gross margin	17.2	16.3
Operating and administrative expenses	13.7	14.2

Income from operations	3.5	2.1
Interest expense, net	0.9	0.8

Income from continuing operations before provision for income taxes	2.6	1.3
Income tax provision	(1.1)	(0.5)
Equity (loss) earnings in unconsolidated subsidiary	—	—

Income from continuing operations	1.6	0.8
Discontinued operations, net of tax	(0.1)	(0.7)

Net income	1.5%	—%

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Twelve Weeks Ended
	March 21, 2004	March 23, 2003
	(Unaudited)
Cash Flows from Operating Activities:
Income from continuing operations	$6,596	$2,735
Adjustments to reconcile income from continuing operations to net cash provided by continuing activities:
Gain on disposal of property, plant and equipment	(169)	(28)
Depreciation	4,263	4,373
Amortization	2,930	2,688
Amortization of deferred financing costs	799	614
Deferred tax provision	147	246
Equity loss (earnings) in unconsolidated subsidiary	106	(11)
Decrease (increase) in:
Accounts receivable	3,078	5,089
Inventories	(3,877)	7,057
Prepaid expenses and other assets	4,794	(2,804)
Increase (decrease) in:
Accounts payable	(6,209)	(1,937)
Accrued salaries and wages	(5,197)	(66)
Other accrued liabilities	(6,556)	690

Net cash provided by continuing activities	705	18,646
Net cash (used in) provided by discontinued activities	(2,495)	294

Net cash (used in) provided by operating activities	(1,790)	18,940

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(2,164)	(3,657)
Proceeds from disposal of property, plant and equipment	2,661	25
Investment in capitalized software	(1,249)	(621)
Other	3,251	(378)

Net cash provided by (used in) continuing activities	2,499	(4,631)
Net cash used in discontinued activities	—	(914)

Net cash provided by (used in) investing activities	2,499	(5,545)

Cash Flows from Financing Activities:
Payments on bank line of credit	(5,000)	(12,678)
Borrowings on bank line of credit	5,000	7,500
Payments on notes payable	(444)	(418)
Proceeds from issuance of common stock, net of costs	718	—

Net cash provided by (used in) continuing activities	274	(5,596)
Net cash used in discontinued activities	—	(24)

Net cash provided by (used in) financing activities	274	(5,620)

Increase in cash and cash equivalents	983	7,775
Cash and cash equivalents at beginning of the period	50,949	23,002

Cash and cash equivalents at end of the period	$51,932	$30,777

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